Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Ceres, Inc.:

We consent to the use of our report dated November 20, 2014, with respect to the consolidated balance sheets of Ceres, Inc. and subsidiaries as of August 31, 2014 and 2013, and the related consolidated statements of operations, comprehensive loss, stockholders’ equity (deficit), and cash flows for each of the years in the three-year period ended August 31, 2014, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Los Angeles, California

August 31, 2015